EXHIBIT 4.1
SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of October 11, 2012, among Rayonier Inc., a North Carolina corporation (the “Company”), the Guarantors listed on Schedule I hereto, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of March 5, 2012 (the “Base Indenture”), providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series;
WHEREAS, the Company, the subsidiaries of the Company party thereto as “Guarantors” and the Trustee have heretofore executed and delivered that certain First Supplemental Indenture dated as of March 5, 2012 (the “First Supplemental Indenture”; together with the Base Indenture, the “Indenture”), to amend the Base Indenture to provide for the issuance of a series of debt securities under the Indenture to be designated as the “3.750% Senior Notes due 2022” (the “Notes”) and to make the Guarantors party to the Indenture as Guarantors;
WHEREAS, as of the date hereof, the guarantees by each Guarantor listed on Schedule II hereto (collectively, the “Released Guarantors”) of all Primary Senior Indebtedness of the Company have been discharged;
WHEREAS, the Company intends by this Second Supplemental Indenture, and the Trustee has agreed, to release each Released Guarantor from any and all obligations and agreements of a Guarantor under the Indenture with respect to the Notes;
WHEREAS, Section 9.1(f) of the Indenture provides that the Company and the Trustee may, without the consent of Holders, enter into indentures supplemental to the Indenture to provide for the release of any Guarantor in accordance with Article XIV of the Indenture or the terms of any Debt Securities;
WHEREAS, all things necessary, and all actions required, to be taken by the Company and the Guarantors under the Indenture to make this Second Supplemental Indenture a valid, binding and legal agreement of the Company and the Guarantors, have been done;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
Section 1.01 Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.
ARTICLE II
RELEASE OF GUARANTORS
Section 2.01     Release of Guarantors.
Upon the execution and delivery of this Second Supplemental Indenture by all of the parties hereto, each Released Guarantor (a) shall no longer be a “Guarantor” under the Indenture and (b) shall be released from its Guarantee of the Notes and any and all obligations and agreements of a Guarantor under the Indenture with respect to the Notes.

ARTICLE III
MISCELLANEOUS
Section 3.01     Ratification of Indenture.
This Second Supplemental Indenture is executed and shall be constructed as an indenture supplement to the Indenture, and as supplemented and modified hereby, the Indenture is in all respects ratified and confirmed, and the Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and constructed as one and the same instrument.
Section 3.02    Trust Indenture Act Controls.
If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision that is required or deemed to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required or deemed provision shall control.
Section 3.03     Notices.
All notices and other communications shall be given as provided in the Indenture; provided that notices to a Guarantor shall be given to such Guarantor in care of the Company.
Section 3.04    Governing Law.
THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.05     Successors.
All agreements of the Company and the Guarantors in this Second Supplemental Indenture shall bind their successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 3.06     Multiple Originals.
The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture.
Section 3.07     Headings.
The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
Section 3.08     Trustee Not Responsible for Recitals
The recitals contained herein shall be taken as statements of the Company and the Guarantors, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture, except that the Trustee represents that it is duly authorized to execute and deliver this Second Supplemental Indenture and perform its obligations hereunder.

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IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

COMPANY:

RAYONIER INC.

By:	/s/ CARL E. KRAUS
Name: Carl E. Kraus
Title: Senior Vice President, Finance

GUARANTORS:

RAYONIER TRS HOLDINGS INC., as Guarantor

By:	/s/ CARL E. KRAUS
Name: Carl E. Kraus
Title: Senior Vice President

RAYONIER OPERATING COMPANY LLC, as Guarantor

By:	/s/ CARL E. KRAUS
Name: Carl E. Kraus
Title: Senior Vice President

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ JULIE HOFFMAN-RAMOS
Name: Julie Hoffman-Ramos
Title: Vice President

SCHEDULE I

1.    Rayonier TRS Holdings Inc.
2.    Rayonier Operating Company LLC

SCHEDULE II

1.	RAYONIER LOUISIANA TIMBERLANDS LLC

2.	RAYONIER PRODUCTS LLC

3.	RAYONIER TRS FOREST OPERATIONS, LLC

4.	RAYONIER WOOD PROCUREMENT, LLC

5.	RAYONIER WOOD PRODUCTS, L.L.C.

6.	RAYONIER PROPERTIES, LLC

7.	RAYONIER PERFORMANCE FIBERS, LLC

8.	RAYONIER EAST NASSAU TIMBER PROPERTIES I, LLC

9.	RAYONIER EAST NASSAU TIMBER PROPERTIES II, LLC

10.	RAYONIER EAST NASSAU TIMBER PROPERTIES III, LLC

11.	RAYONIER EAST NASSAU TIMBER PROPERTIES IV, LLC

12.	RAYONIER EAST NASSAU TIMBER PROPERTIES V, LLC

13.	RAYONIER EAST NASSAU TIMBER PROPERTIES VI, LLC

14.	RAYONIER EAST NASSAU TIMBER PROPERTIES VII, LLC

15.	BELFAST COMMERCE CENTRE LLC

16.	TERRAPOINTE LLC

17.	NEOGA LAKES, LLC

18.	SOUTHERN WOOD PIEDMONT COMPANY

19.	RAYONIER TRS TENNESSEE OPERATIONS INC.

20.	RAYONIER TRS MISSISSIPPI OPERATIONS INC.

21.	RAYONIER TRS LOUISIANA OPERATIONS INC.